


                WRIGHT MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                      (in thousands, except loss per share)
                                   (unaudited)


                                                  Three Months Ended                              Nine Months Ended
                                       -----------------------------------------      ------------------------------------------
                                       September 30, 1997     September 30, 1996      September 30, 1997      September 30, 1996
                                       ------------------     ------------------      ------------------      ------------------
Net loss                               $          (8,656)     $          (5,216)      $         (15,759)      $          (8,214)

Dividends on preferred stock                      (3,749)                (3,561)                (11,233)                (10,702)
Accretion of preferred stock discount             (1,619)                (1,615)                 (4,848)                 (4,844)
                                       ------------------     ------------------      ------------------      ------------------

Net loss applicable to common
  and common equivalent shares         $         (14,024)     $         (10,392)      $         (31,840)      $         (23,760)
                                       ==================     ==================      ==================      ==================

Weighted average shares of
  common stock outstanding (a)                     9,520                  9,115                   9,276                   9,030
                                       ==================     ==================      ==================      ==================

Loss per share of common stock         $           (1.47)     $           (1.14)      $           (3.43)      $           (2.63)
                                       ==================     ==================      ==================      ==================




(a) Because of the net loss applicable to common stock for the three and nine months ended September 30, 1997 and September 30, 1996, the assumed exercise of common stock equivalents has not been included in the computation of weighted average shares outstanding because their effect would be anti-dilutive.



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